UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2004

COMCAST CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50093	27-0000798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street Philadelphia, PA	19102-2148
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 665-1700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2004, Comcast Corporation’s Board of Directors adopted the 2005 Deferred Compensation Plan (the “Plan”), which will become effective January 1, 2005. Under the Plan, Comcast Corporation will provide employees and non-employee directors who are eligible to participate in the Plan with the opportunity to defer compensation. The amount of compensation to be deferred by each participating employee or non-employee director (each a “Participant”) will be based on elections by each Participant. Deferred compensation will be credited to participants’ account balances under the Plan. Account balances of employee Participants will be credited with income, gains and losses based on a fixed annual rate of interest. Account balances of non-employee director Participants will be credited with income, gains and losses based on either a fixed annual rate of interest or on the performance of Comcast Corporation’s Class A Common Stock, at the non-employee director Participant’s investment direction under the Plan. Participants will be eligible to receive distributions of the amounts credited to their account balance at a time or times established under the rules of the Plan on a basis consistent with applicable tax law principles. A copy of the Plan is attached hereto pursuant to paragraph (c) of Item 9.01 of Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(c)	EXHIBITS

10.1	Comcast Corporation 2005 Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION
Dated: December 8, 2004	(Registrant)

	By:	/s/ Arthur R. Block
Arthur R. Block, Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Comcast Corporation 2005 Deferred Compensation Plan